One Battery Park Plaza
New York, New York 10004

telephone: (212) 574-1200
facsimile: (212) 480-8421
www.sewkis.com
                                                            901 K Street, N.W.
Washington, DC 20005
Telephone: (202) 737-8833
                                     Facsimile: (202) 737-5184

March 26, 2021

Eagle Bulk Shipping Inc.
300 First Stamford Place, 5th Floor
Stamford, Connecticut 06902

Re:    Eagle Bulk Shipping Inc.
Ladies and Gentlemen:
We have acted as Marshall Islands counsel to Eagle Bulk Shipping Inc. (the "Company") in connection with the Company's registration statement on Form S-3, including the prospectus contained therein, as filed on the date hereof with the U.S. Securities and Exchange Commission (the "Commission"), and as thereafter amended or supplemented (the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of the resale of up to an aggregate of 541,898 shares of common stock, $0.01 per share, of the Company, to be offered by certain selling shareholders named therein.

In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus contained therein. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report in the sections entitled “Item 1. Tax Considerations—Marshall Islands Tax

Eagle Bulk Shipping Inc.
March 26, 2021

Considerations” and “Item 1. Tax Considerations—United States Federal Income Tax Considerations” and in the risk factors entitled “United States tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse United States federal income tax consequences to United States holders” and “We may have to pay tax on United States source income, which will reduce our earnings,” we hereby confirm that the opinions with respect to Marshall Islands tax matters and United States federal income tax matters expressed in the discussions in such sections are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law and applicable Marshall Islands tax law as in effect on the date hereof, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP